Exhibit 99.1

Final Transcript

Conference Call Transcript RAD - Q4 2007 Rite Aid Corporation Earnings Conference Call Event Date/Time: Apr. 12. 2007 / 8:30AM ET

CORPORATE PARTICIPANTS

Kevin Twomey

Rite Aid Corp. - CFO, EVP

Mary Sammons

Rite Aid Corp. - CEO, President

CONFERENCE CALL PARTICIPANTS

Meredith Adler

Lehman Brothers - Analyst

Edward Kelly

Credit Suisse - Analyst

Mark Wiltamuth

Morgan Stanley - Analyst

Sarev Martinson

Deutsche Bank - Analyst

Carla Casella

JPMorgan Chase & Co. - Analyst

Karen Miller

Bear, Stearns & Co. - Analyst

John Heinbockel

Goldman Sachs - Analyst

Mark Husson

HSBC - Analyst

PRESENTATION

Operator

Good morning, my name is Dashanda and I will be your conference operator today. At this time I would like to welcome everyone to the Rite Aid’s fourth quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. [OPERATOR INSTRUCTIONS] Thank you.

Mr. Twomey, you may begin your conference.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Thank you, Dashanda, and good morning, everyone. We welcome you to our fourth quarter conference call which was scheduled two hours earlier than our previous conference call. Future conference calls will also begin at 8:30 AM. In case you’re not aware of it, we post the dates and times of our announcements on our website months in advance of the announcement. Mary Sammons, our President and CEO, and Jim Mastrian, our Chief Operating Officer are also on the -- on the call with me. Our agenda for today’s call is busy and it will be as follows. Mary will give an overview of our fourth quarter and a brief update on our expected timing for the Brooks Eckerd’s acquisition closing and our integration plans. I will then review the fourth quarter financial results and cover guidance, which includes the acquired Brooks Eckerd’s operations. Mary will then have a few summary closing comments. And then will we take questions.

Before we start, I’d like to remind you that today’s conference call includes certain forward-looking statements. These forward-looking statements are made in the context of certain risks and uncertainties that could cause actual results to differ. Also, we will be using a nonGAAP financial measure. The risks, uncertainties, and definition of the nonGAAP financial measure along with a reconciliation to the GAAP measure, are described in more detail in our SEC filings. With that in mind, let’s get started. Mary.

Mary Sammons - Rite Aid Corp. - CEO, President

Thanks, Kevin. Good morning, everybody, and thank you for joining us today. With our fourth quarter and year-end results and the upcoming acquisition of Brooks Eckerds, we have a lot to talk about. We had a profitable fourth quarter and are pleased with the results. Despite a weak cold and flu season and some severe east coast weather, we increased adjusted EBITDA by about 11% over the prior fourth quarter, which is almost a 21% increase if you exclude last year’s extra week from the comparison. We saw solid increases in both pharmacy sales and prescription count growth just as we did in the previous three quarters. And our team again again did a great job of controlling expenses as they did all year. These improvements along with increased dispensing of higher margin generic drugs contributed to adjusted EBITDA of $201 million for the quarter and $696.9 million for the year.

During the quarter, we moved closer to completing our acquisition of the approximately 1,850 stores and six distribution centers in the Brooks Eckerd chain. As you saw from this morning’s press release, we now expect the transaction to close by the end of May and have reached an agreement with the FTC staff to divest 24 stores pending final approval by the FTC commission. We have finished a very detailed and extensive integration plan and are eager to get started. I’ll say more about our plan later in my remarks. Same store sales for the fourth quarter increased 3% with pharmacy sales up 4.1% and prescription count growing by 1.5%. Our increased pharmacy supervision, improved customer satisfaction scores expanded managed care relationships, tactical and strategic marketing initiatives and emphasis on health and wellness programs all contributed to the increases as they did throughout the year. We also continued to successfully target senior customers with enrollment in our Living More senior loyalty program climbing to more than 2.5 million members. Members who spend twice as much as Rite Aid pharmacies than our other senior customers. Generics once again contributed to improving our pharmacy margin rate as we continue to lead the industry with a generic dispense rate of 63.8% for the quarter, reaching 64% at the end of the year. We expect the new generic wave to continue with as much as another $10 billion of branded drugs set to come off patent in 2007. But we also expect the overall generic opportunity to be tempered by the withdrawal of several significant generics currently on the market.

As for the front end, same store sales increased 1.2% for the quarter, negatively impacted by the severe snowstorms that played havoc with Valentine’s Day sales on the entire East Coast. OTC was solid even with weak cough, cold and flu. Consumables had strong gains, and vitamins, especially our GNC department finished with their strongest performance of the year. We will continue to add more GNC departments to our stores where appropriate, including in select stores we acquire.

Private brand growth was excellent during the quarter, leading to an all time high of 12.6% of front-end sales for the year. Our goal for next year is to add over 200 new SKUs and we expect Rite Aid private brand to help drive the front-end productivity of the Brooks and Eckerd stores. Our photo trends continue to be negative, but the stores that have received our new equipment are outperforming the total group. We should see sales and margins start to improve as we complete the rollout of new equipment that will give our stores the ability to handle more digital services, increase efficiency, and lower cost. As I said at the start of the call, our team did a great job of controlling expenses during the quarter, including labor, despite minimum wage increases in 10 states. We’ll continue our focus on managing expenses in this fiscal year too through our ongoing spend management initiative. Our focus on operational execution is paying off, both on the bottom line and the shopping experience, as overall customer satisfaction scores once again improved over the year before.

As for store growth, we finished the year with 108 new and relocated stores and are targeting opening another 125 new and relocated stores this fiscal year. Because of the acquisition, we are reviewing our store development plan beyond this year to take into account new geographic areas to make sure we invest in locations with the best return. During the quarter, we continued to look for acquisitions and file bys that made strategic sense. With last week’s announcement about our agreement to exchange Rite Aid stores in Nevada for long stores and file bys in Washington, Oregon, and California, a good example. While we did not meet our overall prescription file by goal this year, the good news is that our overall retention rate and return on investment is higher. Our acquisition team spent much of the fourth quarter filling the pipeline and we’re confident this year will be a stronger one for file bys.

I’ll now walk you through more details of our integration plan. As I said earlier, we’ve completed an extensive detailed plan and we’re ready to go. We’re using a phased approach designed to maintain continuity of the business throughout the process. We’re almost finished with phase I, which includes the store analysis and improving Brooks and Eckerd stores with new office computers and video satellite broadcast capabilities, so we can communicate to the stores the day they become Rite Aid. We’ve also readied the Brooks Eckerd’s distribution centers so we can begin the conversion right after we close. Since January, we’ve held a number of meetings with Brooks and Eckerd’s field management, as well as store managers and pharmacy managers to acquaint them with Rite Aid. They are a great group of talented managers eager to begin the integration process and we’re excited about having them join our talented field team. Phase II will begin right after we close.

First, we’ll convert the DCs so they can handle the additional 8,000 SKUs that are part of the Rite Aid merchandise mix. At the same time, we’ll begin the full conversion of 23 pilot stores, spread across five states and representing a variety of Brooks and Eckerd store footprints, and with different logistic constraints, such as small back rooms or no parking lots. This will give us the chance to test and perfect all phases of the conversion process, including replacing systems, remerchandising, and redecorating and training, so we can be sure the various phases work with as little disruption to customers and associates as possible. Once the pilot stores are approved, we’ll immediately start to roll out the systems conversion so all of our stores can be connected by one network. We’ll replace all store systems, including the pharmacy dispensing system and the POS system, and expect to have all systems conversions completed in about 9 months. Store teams will go through extensive training beforehand and integration specialists will stay with the stores for at least a week post conversion to make sure the new systems are working smoothly. The actual physical system conversion in each store will take place over night for as little disruption as possible. Customers will also start seeing new product in the acquired stores in phase II. Soon after close, they will begin to carry Rite Aid private brands and will start rolling out new planograms.

And to further improve the shopping experience, we’ll add labor to the stores, especially in the area of pharmacy technician. Once systems are converted, a store will move into phase III for a full remerchandising package and new decor that says I’m a Rite Aid. At this stage, each store will receive elements of our new customer world store design, a full remerchandising and new Rite Aid exterior signage, a process we expect to take about two weeks per store. To minimize disruption to both customers and associates, we plan that only two stores will go through phase III conversion at any one time in any one district. So it could be several weeks between the systems conversion and remerchandising of a single store. Phases II and III are expected to be substantially completed about 16 months from close as we will limit integration activities during the busy Thanksgiving and Christmas holiday season. It’s important to note that we have extensive training programs in place for both phase II and phase III and have designed detailed metrics to monitor our progress -- progress every step of the way. In phase IV, which will take place over several years, we will remodel or relocate any store that needs more work to bring it up to standards. As we’ve said before, we plan to invest approximately $450 million in the store and DC conversions in phase II and phase III. Over the next several years, we expect to spend another $500 million to $600 million in store remodels and investments in our distribution network.

As we’ve said before, there are many benefits to Rite Aid from this acquisition. Having 5,000 stores or more will strengthen our ability to take advantages of the considerable growth opportunities in our business. And with larger scale, we’ll be able to compete more effectively with our major rival, as well as better withstand industry and other competitive challenges. We believe adding Brooks Eckerd to our chain significantly improves our growth and value proposition.

Before I turn it over to Kevin who will give the details on our results and our guidance, I want to make several points. First, keep in mind that guidance for fiscal ‘08 includes only nine months of the acquired operations and not a full 12 months, which was the time frame for the accretion, dilution, and cost saving estimates we gave back in August. Secondly, we’ve increased the amount of synergies we expect to gain as well as our estimated one-time integration costs. We know our competitors will try and take advantage of any possible business disruption and we’re making sure the conversion process goes as smoothly as possible, including adding support for our remerchandising efforts. Now, I’ll turn it over to Kevin.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Thanks, Mary. Comparisons to the prior year’s fourth quarter are difficult, so before we begin our comparisons of this quarter results to our previous fourth quarter, I would like to point out four items to keep in mind to assist in the comparisons. First, last year’s fourth quarter included an extra week because the previous year was a 53-week year. The extra week in fiscal 2006 contributed approximately $345 million in revenues and approximately $15 million in adjusted EBITDA. Second, last year’s fourth quarter had a significant tax benefit of $1.231 billion, which represented $1.82 per diluted share. Third, last year’s first -- fourth quarter selling, general and administrative expenses were reduced by the reversal for a $20 million accrual or $0.01 per diluted share that was related to the U.S. Attorney investigation into previous management’s business practices. Fourth and last, fiscal 2007’s fourth quarter included an $18.7 million charge or $0.02 per diluted share for the early redemption and refinancing of the 9.5% secured notes. After taking these items into consideration, an entirely different picture emerges for the quarter. Instead of a decrease in revenues, there was an increase on a 13-week-to-13-week basis. And instead of a decrease in net income in earnings per diluted share, there was a pretty good increase in both net earnings and earnings per diluted share. So keep these in mind as I talk through the operating statement.

Now let’s begin, starting with revenues. Revenues for this quarter are $4.56 billion compared to $4.77 billion last year. That was a decrease of $209 million or a decrease of 4.4%. The decrease was because fiscal 2007’s fourth quarter had one less week than fiscal 2006’s fourth quarter. Fiscal 2007’s fourth quarter included 13 weeks or as last year’s fourth quarter included 14 weeks. As I said earlier, that extra week in last year’s fourth quarter represented approximately $345 million of revenues. If one were to reduce the prior fourth quarter for that extra week, revenues for this quarter on a 13-week-to-13-week basis increased $136 million or 3.1%, which was driven primarily by a 3.0 increase -- 3.0% increase in same store sales.

Fiscal 2007 ended the year with a store count of 3,333 stores, which is 10 more than the store count at the end of fiscal 2006. Our new and relocated store program produced results. Pharmacy same store sales increased 4.1%, which was driven primarily by a 1.5% increase in prescriptions. Please note we began to anniversary the inception of the Medicare Part D program in the fourth quarter and we experienced a slightly weaker cough, cold and flu season. However, our growth initiatives, such as our focus on customer satisfaction, the prescription file by program Mary mentioned, marketing to Medicare patients, our senior loyalty card program, and the new and relocated store program continued to produce results. We expect prescriptions to continue to grow. Our mix of generic prescriptions continued to increase. During the fourth quarter, all generic prescriptions were 63.8% of total prescriptions, which was 401-basis points higher than last year’s fourth quarter. We expect this increasing trend to continue.

New generics had a negative 460-basis points impact on pharmacy sales during the fourth quarter, which was higher than the third quarter’s negative 269-basis points impact on pharmacy sales. Front-end same store sales increased 1.2%. The promotion activity of competitors around Christmas season, and the weather around Valentine’s Day hurt us. Also the photo category continued to be a negative contributor and we saw some weakness in the cough, cold, and flu related categories. Lastly, even though we did not change our promotion program, our customers purchased more items that were on promotion in this year’s fourth quarter when compared to last year’s fourth quarter. We continue to believe our initiatives for improving customer satisfaction and our new and relocated store program, along with our consistent promotion program with a focus on health conditions, senior citizens and core categories will grow our front-end sales.

Let’s turn to gross profit. Gross profit was $1.23 billion or 26.90% of revenues for this quarter versus $1.27 billion or 26.71% of revenues for last year. Gross profit dollars decreased due to the sales decrease I described earlier caused by last year’s extra week. But the gross margin rate increased. The current quarter included a noncash LIFO charge of $16.2 million versus $9.4 million in last year’s quarter. The LIFO charge increase was due primarily to the effect of higher product inflation. Excluding LIFO, this year’s -- quarter’s gross margin rate was 27.25% of revenues compared to 26.91% of revenues last year, an increase of 34 basis points. The 34 basis points increase and consolidated LIFO margin rate was entirely due to the increased contribution to the consolidated gross margin rate from pharmacy. That was primarily due to the increased contribution from generics and a favorable vendor dispute, partially offset by more prescriptions being filled at lower reimbursement rates. Front end’s contribution to the consolidated gross margin rate was flat.

Now, let’s turn to selling, general, and administrative expenses. Selling, general, and administrative expenses for the quarter increased as a percent of revenues by 37 basis points compared to the prior year. The increase is primarily due to the fact that last year’s fourth quarter included a $20 million accrual reversal related to the conclusion of the U.S. Attorney investigation into prior management’s business practices. By excluding their accrual reversal from the prior year, SG&A as a percent of revenue between the years actually decreased five basis points. The improvement was the result of eight basis points of improvement from general and broad-based expense control and 13 basis points of improvement from a favorable insurance settlement related to Hurricane Katrina. These positive factors were partially offset by a 12-basis point increase in occupancy expense and a 14-basis point increase in depreciation and amortization expense from our new and relocated store program and the prescription file by program.

Continuing down the P&L, store closing and impairment charges were $17.2 million lower than last year’s charge. This was due to a decrease in store lease exit costs. We closed fewer stores in the current quarter compared to last year. The decrease was also due to a lower impairment charge in the current quarter. Fewer stores were included in the impairment calculation. Interest expense, it was $69.5 million for the quarter, versus $71.7 million in last year’s quarter. The decrease was primarily due to one less week in the current quarter, partially offset by slightly higher interest rates and slightly higher borrowings.

Cash interest expense was $65.3 million for this quarter versus $66.3 million last year and noncash interest expense was $4.2 million this year versus $5.4 million last year. Loss on debt modification retirements was $18.7 million for the current year’s fourth quarter compared to no charge in the prior year fourth quarter. The charges related to our early redemption -- redemption of the 9.5% secured note, which we refinanced in late February of 2007 at 7.5%, lowering our cost of capital and lengthening our required maturity life. The gain on asset sales was $9.7 million in the current quarter versus $2.6 million in last year’s quarter. The increase is primarily due to the favorable Hurricane Katrina insurance settlement related to the asset.

Regarding income taxes, it was a benefit for both quarters. The current fourth quarter benefit was $14.9 million compared to last year’s fourth quarter income tax benefit of $1.2 billion. This year -- this year’s fourth quarter tax benefit reflected a state income tax valuation allowance adjustment and a favorable state tax refund development. The prior year large income tax benefit that has been previously disclosed was due to an income tax valuation allowance adjustment related to our deferred tax assets. From a cash income tax perspective, we are a state income tax payer. The cash outflow for state income taxes is approximately 6% to 8% of pretax income. Net income for the quarter was $15.1 million compared to net income of $1.246 billion last year. The decrease was primarily due to the $1.231 billion income tax benefit recorded in last year’s fourth quarter, which I have previously described.

Income per diluted share was $0.01 for the current quarter compared to income of 1.8 -- of $1.83 per diluted share for last year’s fourth quarter. After considering the current year’s fourth quarter charge for the early redemption of the 9.5% secured notes, which was $0.02 per diluted share and after considering last year’s income tax benefit related to the valuation allowance adjustment and the accrual reversal related to the U.S. Attorney investigation, this year’s fourth quarter income per diluted share was $0.03 per share greater than last year’s income per diluted share. Each quarter’s diluted per share calculation include, as you know, include declared preferred stock dividends. You’ll remember that preferred stock dividends are not included in net income or net loss, but they are considered in calculating per share amounts.

Adjusted EBITDA for this quarter was $201 million or 4.4% of revenues, an increase of $19.6 million from the prior year. The extra week for last year’s fourth quarter contributed approximately $15 million to adjust EBITDA. Excluding that extra week means the current year’s fourth quarter increased $34.6 million. The increase is primarily due to the increase in revenue and the resulting gross profit, an increase in the gross margin rate and the improvement in the ratio of expenses to revenue. The schedule attached to our press release reconciles our net income to our adjusted EBITDA.

Now let’s turn to the cash flow statement. Net cash provided operations for the quarter was $126.4 million versus $80.4 million in last year’s quarter. The $46 million in -- million increase was primarily due to the increase in adjusted EBITDA and the changes in the timing of payments for rent and income taxes relative to our quarter ends. I want to spotlight just a couple items in this section of the cash flow statement for the current quarter compared to the prior year quarter. The money -- the amount of money received from insurance losses decreased. The decrease in inventory, net of the changes in accounts payable was a little less than the prior -- the prior year primarily due to the timing in amount of pharmacy product buys. And the difference in the prepaid amounts was due primarily to an increase in the amount of current deferred tax assets and the difference in income tax amounts was due to the timing difference of tax refunds and payments.

Continuing on, net cash used in investing activities for this quarter was $104.4 million, versus $98.9 million for last year’s quarter. The increase was primarily a result of capital expenditures being higher than last year, partially offset by higher proceeds from sale and leasebacks. For the quarter, we spent $110.5 million for property, plant, and equipment, $5.5 million for prescription file purchases, for a total of $115.9 million of capital expenditures. We had a very busy quarter for store development activities. During the quarter, we opened 19 stores, relocated 32, and closed 8. No stores were remodeled during the quarter. Also during the quarter, we spent $18.4 million related to the pending Brooks Eckerd’s acquisition and had $23.9 million of proceeds from sales and leaseback transactions. Net cash used in finance act -- financing activities for this quarter was $64.3 million versus $10.6 million for last year’s quarter. The increase in cash used in financing activities was primarily due to required principal payments and the refinancings we completed in February, including the fees related to the refinancing. The refinancing in February consisted of the issuance of $500 million of 7.5% secured notes and $500 million of 8.625% unsecured notes. The proceeds of which we used to redeem the 9.5% secured note and pay the -- the related call premium and fees and reduce borrowings under the revolver.

Our liquidity continues to be strong. The availability on the revolver at year-end is over $1 billion. At the end of the quarter, we had $300 million outstanding under our $1.75 billion senior secured revolving credit facility. We also had outstanding letters of credit of $117.1 million at the end of the year. The $400 million accounts receivable securitization agreements continue to be a good source of liquidity. At the end of the year we had utilized the securitization agreements for $350 million. Total debt since the beginning of the fiscal year increased $49 million. And advances from the sale of accounts receivable increased by $20 million. The combined balances since the beginning of the fiscal year increased a net $69 million. Although there are a lot of components, the increase was due to the increase in capital expenditures and timing of sale and leaseback activity related to the new and relocated stores and the integration related capital expenditures we initiated in the fourth quarter in anticipation of the Brooks Eckerds acquisition close.

That takes care of historical comments. Let’s talk about guidance. We expect to close on the acquisition of Brooks Eckerds, as Mary said, by the end of May and are providing guidance for fiscal 2008 that includes the acquired operations for nine months. Also included in our guidance are estimates for the lost gross profit from lower Medicaid reimbursement rates that are expected and the withdrawal of three very significant generic products: Albuterol, OxyContin and [inaudible]. The full-year effect of the new and relocated stores opened in fiscal 2007, and the opening of approximately 125 additional new or relocated stores are also included in our guidance.

As far as the acquisition is concerned, our guidance is based on the following acquisition-related activities and measures. The conversion and integration of the six distribution centers is expected to be completed by the end of the second quarter. Completion of the 23 store pilot project that Mary mentioned which includes systems conversion and repainting, redecorating, and remerchandising is expected to be completed shortly after the second quarter. The conversion of the compensation and payroll system for all Brooks Eckerds associations -- associates will be completed by the end of the second quarter. Converting to a common weekly advertising circular will commence during the second quarter. Placement of private Rite Aid private brand products and removal of the old private brand product will be completed by the end of the second quarter.

Completion of the store system conversions is expected to be done by the end of fiscal 2008, and as Mary mentioned because of the holiday season, we will not complete the painting, redecorating, and remerchandising for all of the stores by the end of fiscal 2008. Instead, approximately 50% of the stores will have been repainted and redecorated and the lay -- and the layout reset by the end of fiscal 2008. Almost all of the remaining 50% of the stores will be repainted, redecorated and remerchandised by the end of the second quarter of fiscal 2009. We are estimating fiscal 2008 sales, including the acquired operations to be in the range of $25.3 billion to $26.0 billion. Same-store sales guidance, which does not include the acquired stores is 3.8% to 5.8%. We are estimating fiscal 2008 adjusted EBITDA to be in the range of $1.0 billion to $1.125 billion. Our guidance reflects the fact that the acquisition is expected to close by the end of our first quarter and that fiscal 2008 will benefit from an increased number of new generic drugs, the timing of which is always -- not always exact, partially offset by the generic withdrawal, as I mentioned. Fiscal 2008 guidance also reflects our estimates of the effect of the planned timing and number of new and relocated stores.

Finally, we have included in our fiscal 2008 guidance estimates of the expected negative impact from Medicaid reimbursement rate reductions. Our guidance includes acquisition-related cost savings of approximately $155 million for nine months of the acquired operations. The acquisition related cost savings have increased from our original estimate primarily in two areas. First, the component of gross profit improvement has increased primarily due to more accurate information. And second, the amount of lost operating results from stores we are required to divest has increased due to discussions and -- with the federal trade commission staff and the several state attorney generals.

Our guidance for fiscal 2008 and our accretion estimates for 2009 do not include all of the expected benefits from the acquisitions. By that, I mean, we still have not included in our guidance improving the front-end sales productivity of the Brooks Eckerds stores, which are still approximately 35% less productive than nearby Rite Aid stores. We have not also included achieving additional purchasing scale, nor have we included in our guidance improving the Brooks Eckerds generic dispensing rate, or improving shrink at Brooks Eckerds, or rationalizing the store base, or, finally, optimizing the distribution centers. We are estimating our operating results for fiscal 2008 to be a net loss between $47 million to $129 million or a loss between $0.11 to $0.23 per diluted share. The net loss estimate include acquisition-related integration expenses of $145 million. Attached to our press table is -- to our press release is a table that reconciles our adjusted EBITDA guidance to our guidance for net loss.

Capital expenditures before sale and leaseback proceeds, which includes -- which includes the continuing new and relocated store program and integration capital expenditures are estimated to be in the range of $825 million to $875 million for fiscal 2008. We estimate sale and leaseback proceeds to be approximately $100 million. We’re not in a position to provide you detail guidance for fiscal 2009 relating to sales, adjusted EBITDA, or operating results or per share results. However, we are in a position to give you guidance in the amount of cost savings and integration expenses that are expected in fiscal 2009. We estimate cost savings to be approximately $225 million and integration expenses to be $60 million. The net impact of these items, and the absence of integration-related closed store and debt modification charges after the tax effect is accretion of $0.18 to $0.20 per diluted share.

The last topic for guidance is the financing for the acquisition and liquidity after the acquisition. As you all know, the Jean Coutu Group have reached a settlement agreement with a majority of $850 million, 8.5% note holders and are tendering for the remainder. Therefore Rite Aid will not be assuming the notes. At closing, we will pay the Jean Coutu Group $2.3 billion in cash and issue $250 million shares of common stock. We expect to finance the $2.3 billion of cash plus transaction costs with three sources. The first source will be a $1.105 billion term loan, which after we file financial statements, including the acquired subsidiary, we’ll have a first lean on the same collateral as our existing senior secured credit facility and the guarantee of almost all of the subsidiaries, including the acquired subsidiaries. The second source of the cash will be approximately $1.2 billion of notes. The notes may be secured or unsecured. The mix will be determined by market -- market conditions at the time of closing.

The new secured or unsecured notes -- the new -- the new secured notes, if they’re issued, will be secured after we file the financial statements, including the acquired subsidiaries by a first lien on the equity interest of the acquired subsidiaries and will have the guarantee of the same subsidiaries guaranteeing the tone -- the term loan and the other secured notes. The new unsecured notes, which may or may not be issued, have the same -- will have the same guarantee of the other guaranteed unsecured notes. This third source of our funding will be a draw on the revolver. After closing and filing the financial statements that include the acquired subsidiaries, we will have close to $1 billion of availability of our revolver which support our business plan and is adequate liquidity. This concludes my prepared remarks. Now I’ll turn it back to Mary for the wrap up. Mary.

Mary Sammons - Rite Aid Corp. - CEO, President

Thanks, Kevin. In -- in summary, this was a milestone year for Rite Aid in two very important ways. First, we turned around our pharmacy business with solid same-store sales increases and script count growth. And second, we reached an agreement to acquire Brooks Eckerd, an historic milestone given where this company was only a few years ago. We put together an extensive integration plan while at the same time we continue to improve core Rite Aid. We added new customers by expanding our Living More and our health condition marketing program, improving customer satisfaction, developing new managed care relationships, focusing on Medicare Part D patients, and continuing our new store development and file by growth initiatives. And we did a great job of controlling expenses while we grew our business. This focus on core Rite Aid will not change because of the Brooks Eckerd acquisition. We’ve taken steps, like keeping the acquired stores under separate field management for the first year of operation to make sure our team continues to concentrate on improving the base business at the same time we executed successful integration. Our six critical priorities are the same for fiscal ‘08 as for ‘07: growing prescription sales in count, increasing front-end sales, improving customer satisfaction, spend management, operational execution, and recruiting and retaining talent.

We believe these are the right initiatives to continue to add customers and raise store productivity. And of course, we’ve added a seventh priority: a smooth and successful integration. We believe we have the right plan in place to accomplish that and are ready to hit the ground running. Operator, we’re now happy to take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from Meredith Adler with Lehman Brothers.

Meredith Adler - Lehman Brothers - Analyst

Hi, guys. I have a few questions for you. One, is to talk a little bit about the -- the synergies that are not actually quantified yet. I just kind of trying to understand what you need to find out to know what the number would be and how long would it take for you to realize some of those synergies?

Mary Sammons - Rite Aid Corp. - CEO, President

Well, Meredith, let me tackle that one. We’re going to be going through the conversion and integration over a course of 16 months and so stores will be in varying stages of getting the complete merchandise mix, and even though we’re going to be going to a common ad program in the July time period, it’s still going to take time to make sure that you can run full product assortments everywhere. So that’s part of the piece there. And again, it was important to us that we be talking about synergies that are -- that we’re highly confident in delivering. We will, within the next number of months be able to quantify a little bit more relative to our store rationalization. We are well into the process of what we need to do there. We had to really wait through the FTC discussions. And so we should, in a short period of time, be able to give you more guidance in that particular area.

And so, those are probably two of the big ones. And then rationalizing the distribution network, that will follow the -- the store decisions and also the decisions as to where we will put new and relocated stores for the future, because that will really sort of flush out our map of where we’re going to be densing up as we move forward. And the same kinds of factors that affect the sales numbers also affect improving the shrink and improving the generic dispensing, because, again, those kinds of things take a little bit more time, but those are all added plusses to what we can deliver bottom line.

Meredith Adler - Lehman Brothers - Analyst

Great, and then --

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Meredith, this is Kevin. I need to clarify something. It was pointed out to me that I may have said something wrong. The $155 million of cost savings, basically, is greater than what we had previously disclosed, as I mentioned two reasons. Primarily related to gross profit improvement, and I think I said increase, I should have said decreased lost EBITDA from the stores that we have to divest. So I just want to make sure everybody understands that.

Meredith Adler - Lehman Brothers - Analyst

Okay. Great. And just one other question about the process. If you’re going to be sort of doing all the work on about 50% to have the stores, do you anticipate that as you’re doing that work you see some diminishment of sales and EBITDA from those stores?

Mary Sammons - Rite Aid Corp. - CEO, President

Okay, Meredith, first remember the systems conversion will take place in all of the stores by the end of the fiscal year. So that part of the conversion will have occurred. It’s really the paint and powder process that will stretch through the time period of the 16 months. In terms of sales disruption, remember, we’ve really invested dollars in training and merchandising support to -- in customer and associate programs to really make sure that we minimize any kind of sales loss. It’s really important for us to retain the script business because that’s a key core competency of -- of Brooks Eckerd. And we want to keeping building on that. We will do everything we can to maintain the continuity of the business.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

And a significant of the increase in the integration expenses since our original estimates is in the area that Mary mentioned and as well as advertising.

Meredith Adler - Lehman Brothers - Analyst

And I just have one final question. When we think about the amount of debt that you will have outstanding, is it fair to say that there will be -- obviously, it goes up on closing date, but the amount of debt will continue to go up over the course of the year and actually through the -- that 15 months of conversion because you will be borrowing to do those conversions? Is that the right way to think about it?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

It is, Meredith. As we’ve said -- and we look at not just the dollar amount of debt, but also our leverage ratio, in other words how it relates to our operating cash flows. And the leverage ratio today is about 4.8% before the acquisition. After we -- we complete that first year with -- with all of that integration capital expenditures and the cost savings are not in there for a full year, but are still ramping up, it will be somewhere in the neighborhood of about 5.5%. But once we get through those integration capital expenditures and the integration expenses and we have the full benefit at a run rate of our savings, we’re going to probably end the year at a ratio of about 4.5%, which is better than it is today before the acquisition.

Meredith Adler - Lehman Brothers - Analyst

Okay. Great. Thank you very much.

Mary Sammons - Rite Aid Corp. - CEO, President

Thanks, Meredith.

Operator

Your next question comes from Ed Kelly with Credit Suisse.

Edward Kelly - Credit Suisse - Analyst

Morning, congratulations on all the good news on Eckerd here.

Mary Sammons - Rite Aid Corp. - CEO, President

Thanks, Ed.

Edward Kelly - Credit Suisse - Analyst

A few questions for you. So, you’re giving comp guidance for next year. Looks like it’s up -- well you’re saying up 3.8% to 5.8%, but that looks like an acceleration from what you did in fiscal '07. So can you talk about what the drivers are there?

Mary Sammons - Rite Aid Corp. - CEO, President

We should begin also seeing in this upcoming year continued benefits from all of the initiatives that we’ve been working on, whether it’s customer satisfaction improvement programs, or our senior Living More programs. But we’re also going to begin seeing some benefits from our new store and new relocation investment of stores that begin to also roll into the comp call, and because, remember we’re now into sort of our third year of the program, and so those numbers will start to come in as we get partially through the year too. And again, we’ve got strong marketing programs in place, we expect to see some good recovery relative to our front-end business. And we intend to keep growing our script business.

Edward Kelly - Credit Suisse - Analyst

Alright. Great. So can we assume that that acceleration is both pharmacy and front end? Is that the way to think about it?

Mary Sammons - Rite Aid Corp. - CEO, President

Yes.

Edward Kelly - Credit Suisse - Analyst

Okay. And your guidance for next year the 1.0 -- the $1.1 billion. That excludes the integration cost I take it, right, that you were talking about?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Correct.

Edward Kelly - Credit Suisse - Analyst

Okay, and what’s the assumption within that for the core Rite Aid business?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

In the adjusted EBITDA?

Edward Kelly - Credit Suisse - Analyst

Yes.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

We’re not going to go down the path, Ed, I think everybody wants to look at what base Rite Aid business is doing. And we’re going to try our best to answer that question. But at the end of the day, it’s very, very difficult to segregate, for example, successfully renegotiate a contract and how much of that is base business versus, if you will, the incremental businesses. So we’re really not in a position to answer that question.

Mary Sammons - Rite Aid Corp. - CEO, President

But we will -- obviously our comp sales that we’ll report will be based Rite Aid and that will also, I think be indicative to you of what’s happening with our core business. And like Kevin said, we will make every effort to provide you enough so you understand what’s happening there.

Edward Kelly - Credit Suisse - Analyst

Okay. So qualitatively, clearly, you’re feeling better about the sales and I guess you’ve -- you’ve got the negative impact of Medicaid, which I’m sure is factored into your numbers as well. Is there anything else on the negative side that you would highlight?

Mary Sammons - Rite Aid Corp. - CEO, President

Well, you remember, Medicaid we have factored in as if that goes in in July. So that’s in our guidance. I mentioned and Kevin mentioned those three generic withdrawals that are going to occur sometime during the year, some of which has already started. But that would be a factor relative to margin pressures. But we’ve also got the benefit of what we’ve successfully been able to do relative to negotiation on prices and that’s --

Kevin Twomey - Rite Aid Corp. - CFO, EVP

And some more new generics. It’s kind of like all stirred in there together.

Edward Kelly - Credit Suisse - Analyst

Right. Okay. A question for you here on Eckerd’s front-end productivity. We all know it’s below core Rite Aid, which is amazing given the fact that their pharmacy business is actually better than core Rite Aid. Can you talk a little bit about what are the drivers here that’s going to drive that productivity up? How long do you think it takes there? And then are we right to think about it that maybe Eckerd’s front-end productivity should be better than Rite Aid, given if the pharmacy business is better?

Mary Sammons - Rite Aid Corp. - CEO, President

Well, over the long term, it should be because you should get the benefit of those pharmacy customers at a greater pace. And we are really looking forward too to taking ideas and best practices from Brooks Eckerd in the pharmacy side over into our business. Because I think that can help us grow that. But in terms of building that productivity, it’ll happen over the course of what we’re doing, because -- and that’s another reason we haven’t stirred that kind of improvement to our numbers, because first you’ve got to get your merchandise mix to match up. You’ve got to be able to run your -- your full ad program everywhere. You’ve got to get the customer coming into the store to shop your private brands and shop your categories. It’s -- it’s going to come from really the strength of our -- not just our core drugstore categories like health and wellness, but also our strength in seasonal, and our ability to really put out the kinds of offerings that we have at Rite Aid.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

It’s a lot -- a lot of little things, Ed. It’s the private brand program, it’s the -- it’s the GNC store within a store, it’s just how we go to market with the focus on core categories and promote anchoring and events.

Edward Kelly - Credit Suisse - Analyst

Alright. Great. And just one last question for you. Just to talk about the mag -- I guess the importance of only having to close 24 stores along with the FTC process. How do we now think about the opportunity of store rationalizations, sort of the addition by subtraction? It seems like that opportunity now is maybe much larger than what you may have thought it was going into the deal.

Mary Sammons - Rite Aid Corp. - CEO, President

We are substantially through the process of looking at that, but we are not really ready to release any numbers around that, Ed. But, obviously, the opportunity is there because the overlap, and we believe that that will add some significant bottom line potential. Again, that’s not factored into our guidance.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Some of those opportunity, Ed, are basically -- we want to relocated stores, and they take a little bit of time. But we still think it’s a significant opportunity.

Edward Kelly - Credit Suisse - Analyst

Right. The state attorney general are left, but is that the big hurdle here? Or is that sort of like an after thought?

Mary Sammons - Rite Aid Corp. - CEO, President

Well, generally, the state can add a small number of additional stores to what has to be considered, we’re in negotiations with the states and we expect to have that result before closing.

Edward Kelly - Credit Suisse - Analyst

Alright. Great. Thank you.

Operator

Your next question comes from Mark Wiltamuth with Morgan Stanley.

Mark Wiltamuth - Morgan Stanley - Analyst

Hi. Kevin, could you just delineate how your synergy targets have changed? And were you previous numbers net synergy numbers, or were those gross? Because it appears like you’re breaking up gross cost savings and then also giving us the integration costs separately?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Well, first of all the store line is that basically they are improved and primarily in the gross profit improvement area and the decreased lost EBITDA from sold stores. The $155 million is a net number. The previous -- no, that’s just nine months worth, Mark. The previously run rate disclosed amount of $150 million was a little bit different than the other one because it included of about $27 million worth of the duplicative corporate administrative costs. So to some extent it’s a little bit not comparable, but it is -- it’s basically greater now.

Mark Wiltamuth - Morgan Stanley - Analyst

So your gross cost savings have gone up?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes.

Mark Wiltamuth - Morgan Stanley - Analyst

Okay, and also talk about how the 2009 number changed. Because there you’re talking $225 million in cost savings and then a remaining $60 million of integration costs. Talk about how that number’s changed.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Well, like I said, the $225 million compared to the $150 million is primarily because of gross profit improvement and lower -- lower or decreased lost EBITDA. And as far as integration expense, we talked about increased training expense, advertising expense, and several other things that we think are going to further ensure a successful integration.

Mary Sammons - Rite Aid Corp. - CEO, President

Yes. On the expense side there, we are -- I mentioned in my comments that it’s going to take us until about the end of the second quarter to finish all the paint and powders, so you’re going to have the remerchandising costs and construction costs during that part of the time period, in addition to the training.

Mark Wiltamuth - Morgan Stanley - Analyst

So did the overall integration cost go up? Or did they just shift?

Mary Sammons - Rite Aid Corp. - CEO, President

No, they went up, they actually went up, and we consciously made that decision to invest additional dollars in key areas such as the advertising, the store merchandising piece, really, the retention elements of our overall costs. And it was important for us, because, again, we want to make sure we do this right as we convert these stores. Okay.

Mark Wiltamuth - Morgan Stanley - Analyst

Thank you.

Operator

Your next comment comes from [Sarev Martinson] with Deutsche Bank.

Sarev Martinson - Deutsche Bank - Analyst

Good morning.

Mary Sammons - Rite Aid Corp. - CEO, President

Good morning.

Sarev Martinson - Deutsche Bank - Analyst

I recognize that you don’t want to break out the number of stores that you’re going to be closing, but I was kind of wondering in terms of timing here as we go forward, are we going to see these closures start to happen right away, or is this going to be as we go through this pilot program and beyond?

Mary Sammons - Rite Aid Corp. - CEO, President

Well, most of what we’re going to be looking are going to be [inaudible], obviously consolidations, and we will make every effort to do those in a very timely manner because -- but until, again, we’re ready to announce it after the deal has closed, there are people that are impacted by decisions like that, so we want to make sure that we’re through the closing and ready to really announce it.

Sarev Martinson - Deutsche Bank - Analyst

And in that same vein, in the retention bonus that you talked about, Eckerd had had a bit of a pharmacist shortage. Has any -- has there been any alleviation of that, or in consolidation, will you be able to kind of offset that?

Mary Sammons - Rite Aid Corp. - CEO, President

We have a really strong recruiting program here at Rite Aid. And, in fact, we’ve increased field recruiting plans for next year, we’re putting in our pharmacy support structure from a supervision standpoint for the Brooks Eckerd chain. So we believe any staffing issues will be quickly behind us and, again, we know those areas, and we have should be in good position to take care of any staffing needs.

Sarev Martinson - Deutsche Bank - Analyst

Changing gears that little bit. In terms of your scripts, how -- what percentage today is Medicaid?

Mary Sammons - Rite Aid Corp. - CEO, President

Go ahead, Kevin.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Medicaid for -- for base Rite Aid is 10.7% for the year of pharmacy sales, that’s dollars and for the fourth quarter it was 10.4%. I believe Brooks Eckerds Medicaid dollars is somewhere around 7%. So on a combined company basis about 9.5% of pharmacy sales.

Sarev Martinson - Deutsche Bank - Analyst

And with the Medicare D being anniversaried, we’re not -- you’re not expecting to see major shifts in that are you?

Mary Sammons - Rite Aid Corp. - CEO, President

No, it stays pretty much the same, although we’re going to continue to be aggressive in this area of getting more seniors. And we’ve had really strong growth in the customer segments that’s just below the segment that reaches Medicare. So that should help our business on a go forward basis.

Sarev Martinson - Deutsche Bank - Analyst

Thank you very much. Your next question comes from Carla Casella with JPMorgan.

Carla Casella - JPMorgan Chase & Co. - Analyst

Hi. On the -- Kevin, you talked about the new notes that you’ll use to finance the acquisition and I think in the past you had talked about doing a note that was secured by stock of Jean Coutu’s subsidiaries. Is that now off the table?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

No, not at all. I just wanted to give everybody the idea that depending upon market conditions, I don’t want to take unsecured off the table.

Carla Casella - JPMorgan Chase & Co. - Analyst

Oh, okay. So you could do an unsecured, but if you did it would like your 9.25% and 8.625% unsecured with a guarantee?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Right.

Carla Casella - JPMorgan Chase & Co. - Analyst

Or it could be guaranteed by stock of Jean Coutu subsidiaries, or could it be paired with your other guaranteed notes of 7.5% and the other guaranteed?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

No.

Carla Casella - JPMorgan Chase & Co. - Analyst

Okay. Okay, great. And then the EBITDA from the 24 stores that you’re closing as you said before, your synergy expectation went up by about $5 million --

Kevin Twomey - Rite Aid Corp. - CFO, EVP

No, no, no -- Carla you’re comparing apples and oranges there.

Carla Casella - JPMorgan Chase & Co. - Analyst

That’s nine months?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

The $155 million is nine months, the $150 million was the like second year --

Mary Sammons - Rite Aid Corp. - CEO, President

Full year.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Full year. So apples-to-apples would be like $150 million or so to $225 million.

Carla Casella - JPMorgan Chase & Co. - Analyst

Okay. And then, the -- so the amount that you had originally said you had $60 million for what you call dissynergies or closing stores. Do you know what that number is now, now that it’s only 24 stores?

Mary Sammons - Rite Aid Corp. - CEO, President

It’s -- it will be significantly under the $60 million that was in the model.

Carla Casella - JPMorgan Chase & Co. - Analyst

Okay. And then, just a rough calculation, given your EBITDA and some of the guidance for this year, it looks like you beat free cash flow negative by a little over $500 million. So is that the amount that we should assume goes into the additional debt in 2007 before you realize all of the synergies?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

You’re talking about the end of fiscal 2008? That’s a little high, Carla.

Carla Casella - JPMorgan Chase & Co. - Analyst

Okay.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

And the reason is -- it’s just a little high.

Carla Casella - JPMorgan Chase & Co. - Analyst

Okay.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

And we are going to increase the amount outstanding on the revolver between where -- where we’re at -- at closing till the end of 2000 -- of fiscal 2008, but it’s going to be like a couple hundred million dollars.

Carla Casella - JPMorgan Chase & Co. - Analyst

Okay. Okay. That’s great, thanks a lot.

Operator

Your next question comes from Karen Miller with Bear, Stearns.

Karen Miller - Bear, Stearns & Co. - Analyst

Hi, good morning.

Mary Sammons - Rite Aid Corp. - CEO, President

Morning.

Karen Miller - Bear, Stearns & Co. - Analyst

Good results. Just to circle back on the cost savings, how should we think of it as the $155 million in the nine months and the $225 million is your full run rate in ‘09? Is that correct?

Mary Sammons - Rite Aid Corp. - CEO, President

Yes.

Karen Miller - Bear, Stearns & Co. - Analyst

Okay. And then in terms of the expenses, that $15 -- $145 million of costs in ‘08, it’s an additional $60 million of costs in ‘09?

Mary Sammons - Rite Aid Corp. - CEO, President

That’s correct.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Not -- not additional, no. The total -- the total integration expense in fiscal ‘09 is $60 million.

Mary Sammons - Rite Aid Corp. - CEO, President

Correct. Was -- that was your question, correct?

Karen Miller - Bear, Stearns & Co. - Analyst

So should we think of net impact -- beneficial impact of $165 million in ‘09? Or take the incremental, the $225 million minus the $155 million, and then take $60 million and that’s your incremental?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes.

Karen Miller - Bear, Stearns & Co. - Analyst

So we -- so we should think of it that way?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes.

Karen Miller - Bear, Stearns & Co. - Analyst

So the $145 million of cost is just exclusive to ‘08 and the $60 million is additional in ‘09?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Well, you say that in a way that kind of confuses me, Karen. If you want to look at the change between what’s in 2008 and 2009, the savings -- cost savings is $155 million in 2008 and $225 million in 2009. So that’s a delta of $70 million. And the integration expense is $145 million in 2008 and $60 million in 2009, or a delta of $85 million. So my net improvement is $155 million, just coincidentally.

Karen Miller - Bear, Stearns & Co. - Analyst

Year-over-year?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes.

Karen Miller - Bear, Stearns & Co. - Analyst

Okay, that’s very helpful, thanks. And then secondly, you talked about -- you expect better comps this year because of the newer relocated stores. Can you give us any indication of how much better, now that you’re three years into the program, how much better, perhaps in terms of comps the new and relocated stores versus the whole company wide average? Can you break for us?

Mary Sammons - Rite Aid Corp. - CEO, President

We’re not breaking that out as a separate number. But before we make a decision to build a store, we have an IRR that we build on that store location. And we are pretty much right on hitting our numbers on our stores. So they’re a big investment and we’re going to make sure that they really pay off for us. And so we’re very careful where we’re putting them.

Karen Miller - Bear, Stearns & Co. - Analyst

Kevin, you’ve gone over this with me before, but you’d mentioned the relocated stores typically ramp up more quickly than a new store. Is that still true? And can you give us the timing on that?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes, it is. And the -- it’s probably on average about 1.5 years where they -- their contribution to our EBITDA is equal or greater than the store that they replaced. Sometimes there’s some that might take up to three years, but that’s really -- that’s rare.

Karen Miller - Bear, Stearns & Co. - Analyst

And then a new store --

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Their sales -- their sales growth continues in a very strong double digits for up to five years or more.

Karen Miller - Bear, Stearns & Co. - Analyst

And then a new store that takes about three years to fully ramp up?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

On average they will reach -- if you’re talking about sales growth versus contribution to EBITDA, you have two different answers, Karen. On sales growth, a new store is -- is, even after five years is still not mature. But it is -- it’s going to continue a bit longer in contribution of sales growth than the relocated stores. As far as the -- the impact on EBITDA, a new store has a negative impact on average for about three years, but it could be as -- five years.

Karen Miller - Bear, Stearns & Co. - Analyst

Okay. Great. That’s it for me, thanks.

Operator

You have a follow-up question from Meredith Adler with Lehman Brothers.

Meredith Adler - Lehman Brothers - Analyst

Yes, I just want to sort of clarify something. I have a feeling people are trying to net out the run rate of synergies versus the total amount of one-time cost. But those synergies are going to be a permanent increase in your cash flow. So if I were really doing a comparison, I might want to take the present value of the synergies and then net out the one-time costs.

Mary Sammons - Rite Aid Corp. - CEO, President

Yes, you’re -- you’re right on. One-time costs are going to be gone after we get through this next number of months, the 16-month time period. And then, really we’re going to be at the full run rate on the synergies without that. And -- and also any benefit from the synergies we haven’t identified yet.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Right.

Meredith Adler - Lehman Brothers - Analyst

Okay. Great. That’s all I wanted to clarify, thanks.

Mary Sammons - Rite Aid Corp. - CEO, President

Okay.

Operator

Your next question comes from John Heinbockel with Goldman Sachs.

John Heinbockel - Goldman Sachs - Analyst

Hi, just a couple of things. Do you think pharmacy gross margin as we move forward this year will be up or down when you net out all of the things you’ve talked about?

Mary Sammons - Rite Aid Corp. - CEO, President

Generally speaking, the gross margin rate will be down.

John Heinbockel - Goldman Sachs - Analyst

Of -- just for pharmacy alone?

Mary Sammons - Rite Aid Corp. - CEO, President

Yes.

John Heinbockel - Goldman Sachs - Analyst

What have you modeled in from Medicaid. Because it’s still not clear if that’s going to go into effect.

Mary Sammons - Rite Aid Corp. - CEO, President

We’ve modeled in, John, the impact of it going into July. Now if it doesn’t roll in in July or it rolls in a different version, that’ll be an up side what we’ve got in our numbers.

John Heinbockel - Goldman Sachs - Analyst

You -- anymore dialogue with CMS since some members of Congress have come out against this that maybe it’s not going to be as bad as we think, or it’s going to get pushed back indefinitely? Is there any sense of that?

Mary Sammons - Rite Aid Corp. - CEO, President

Nothing I can speak to with any certainty. I think there’s still ongoing discussions that we certainly haven’t seen anything come from CMS that says they’re going to do anything different yet.

John Heinbockel - Goldman Sachs - Analyst

Okay. And on the -- on the comps guidance for ‘08, what are you -- the comp script number, I assume you’re building in improvement from the 1.5% -- I guess it was 2% for the year, but from the 1.5% in the fourth quarter. There should be decent improvement in that number in this next year, correct?

Mary Sammons - Rite Aid Corp. - CEO, President

Yes, there is.

John Heinbockel - Goldman Sachs - Analyst

Alright, and then finally, in the CapEx number that you’ve got, how much of the $450 million for -- for Eckerd is in that $825 million to $875 million?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

It’s got the -- it -- just about all of it. The variability is all on the Rite Aid side.

John Heinbockel - Goldman Sachs - Analyst

Okay. So -- so most of the $450 million’s in that number. So sort of the core, I guess then is, you’re looking down what -- just about $400 million in core?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yep. Yep.

John Heinbockel - Goldman Sachs - Analyst

And that number should be pretty steady going forward?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Well, after the Brooks Eckerd’s integration, John. So you’re not looking at a 5,000 plus store chain, you’re probably at a run rate of $575 million to $600 million, if you want to model things that way.

John Heinbockel - Goldman Sachs - Analyst

Okay. And just one last thing, where do you guys stand now with the instore clinics? And how much rollout will we see in ‘07 and ‘08? Or ‘08 and ‘09?

Mary Sammons - Rite Aid Corp. - CEO, President

Okay. We haven’t set a specific number out there, John, but we’ve got some very successful partnerships going with Lindora in southern California, with Sutter Health in northern California. We’re about to announce a couple others. But our strategy is a little different than some of the others that have been announced out there and that we are really looking to partner with local known experts in the healthcare arena in the areas we operate. Because we believe that that knowledge by the customer of those folks is going to go a long way to getting more business into the stores and to have something that has sustainability instead of something that may not work for the future.

John Heinbockel - Goldman Sachs - Analyst

You think their execution will be better than the national guys?

Mary Sammons - Rite Aid Corp. - CEO, President

Yes, because they’re already experienced in this and they -- they know the healthcare business. And if you run into any kind of issues, generally, it’s with staffing pieces of it, and there’s sort of credibility issues with the customers. So we feel that the partnership arrangement with the local experts is the way to go.

John Heinbockel - Goldman Sachs - Analyst

Okay. Thanks.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

John, this is Kevin. I wanted to clarify one thing. When you said the CapEx for the integration of $450 million, were you talking about all integration expense? Or were you talking about just in fiscal 2008?

John Heinbockel - Goldman Sachs - Analyst

Just the $450 million that’s a part from -- so you’ve got -- you’ve got expense that’s going to run through the P&L and then capital costs relating to the integration systems and retro fits and --

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes, I might be confusing you, but the integration, remember, straddles fiscal 2008 and 2009, so over both of those periods of time, we’re looking at integration expense of about $450 million to maybe if we have $500 million, but the part that’s in fiscal’08 is about $350 million.

John Heinbockel - Goldman Sachs - Analyst

Okay. Alright. That’s in the $825 million to $875 million?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes.

John Heinbockel - Goldman Sachs - Analyst

So core Rite Aid is actually a little higher than -- it’s probably more like $500 million?

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Yes. Yes. Sorry for the confusion.

Mary Sammons - Rite Aid Corp. - CEO, President

Operator, we’ll take one more question.

Operator

And your next question comes from Mark Husson with HSBC.

Mark Husson - HSBC - Analyst

Yes, good morning. I just wanted to ask about -- about the competitive environment given that your comp store sales are still running below that of your competition, and people like Walgreens are opening up 500 stores a year. Can you just talk about, first of all, the promotional environment, whether that’s still as hot as it was? Secondly, I suppose, talk about Brooks Eckerd, even CVS had some problems with Osco Savon decelerating into the deal. And I noticed front and back end kind of negative right now in the U.S. What can you do about, first of all, the competitive environment and then making sure Brooks Eckerd doesn’t really decelerate further?

Mary Sammons - Rite Aid Corp. - CEO, President

Alright, well, I want to clear up one thing you said, probably to start your conversation, Mark, and that had to do with our comp sales of today relative to the competitors’. Remember they also have the benefit of pretty significant numbers of new stores opening over the last number of years where our program has just started to ramp up. So we’ll begin to see benefits from that too over the next few years. In terms of promotional environment, it’s -- people are going to do things. It’s nature of the beast when something like what we’re doing is going on, there will be promotional efforts, I’m sure by competitors, to attempt to disrupt our business. And that’s why we’re investing in our own programs relative to marketing, as well as what we’re doing from a store-level side to make sure that we keep our customer base in intact.

I don’t think that on a sort of a overall view that the promotional environment has gotten that much worse out there. I think it’s pretty much what it’s always been for people. But most competitors look to take advantage of things that happen out there. As far as disruption in the store, again I’ll go back to the investment we’re making and the time we’re taking to do this. We’re not going in and just ripping the store apart. Our phased approach is key to maintaining continuity of the business, so that we keep our customers. That’s critical to our plans, that’s why we’re going to take the 16 months to complete it all instead of trying to do it all in -- by the end of the fiscal year and why we’re going to do it in two phases, with systems first, followed by the paint and powder. So we’re going to keep the sales deceleration to a minimum.

Mark Husson - HSBC - Analyst

And then just on the CVS/Caremark, I think it was something like eight years ago Rite Aid actually bought PCS and I obviously think the combination of the -- of PBM and retail was a good idea. CVS/Caremark obviously they’re saying they’d like to take share. They haven’t specified front and back end. What do you think of the competitive threat that might exist out there now?

Mary Sammons - Rite Aid Corp. - CEO, President

I think it’s a little too early to tell what’s going to happen there, but we’ll certainly be watchful of it. I think any kind of dramatic change like that in a business model bears watching. So we’ll keep our eye on it and we’ll decide from -- in the future what we want to do relative to that.

Mark Husson - HSBC - Analyst

I guess, final question, then, just on the brands that you have. One of the previous questioners talked about the strength that Brooks Eckerd had in pharmacy. Have you compared the brand characteristics of Rite Aid to the other two brands? And what are the sort of strengths and weaknesses, and what do you have to be mindful of when you change the brands over?

Mary Sammons - Rite Aid Corp. - CEO, President

Well in terms of -- remember we overlap in 70% of the geographies. So we -- we know the customers in the area, we know the kinds of things that they buy. We also did a lot of customer research early on in this process, in terms of talking to customers of Brooks stores, talking to customers of Eckerd’s stores. So we know what they like and we also know what they don’t like. And we’re going to make sure that the things they like, we keep or improve, and that the things that they have found as negatives, we do something about. And we believe giving our full assortment on top of that will really take care of any kinds of issues relative to any brand differentials there. The customer overall says they’re willing to give a chance to serve them, satisfy them, that they’re not so [inaudible] to a particular name.

Mark Husson - HSBC - Analyst

So I’m guessing that -- that Rite Aid has to do some comforting on their expectation for pharmacy execution. Certainly against the Brooks Eckerd’s guys. Is that something -- how do you do that?

Mary Sammons - Rite Aid Corp. - CEO, President

Not sure what you’re -- you said comforting?

Mark Husson - HSBC - Analyst

Yes, I think people expectation for pharmacy service in Brooks Eckerd is probably higher than it is at Rite Aid.

Mary Sammons - Rite Aid Corp. - CEO, President

I think the customer’s expectations for services in pharmacy is high everywhere. That’s why we invested $40 million in pharmacy technology, and why we’ve had a solid customer satisfaction improvement initiative over the last three to four years. And I think that’s paying off for us. I think, again, that’s our number one critical priority is that growing prescription sales and will continue to really focus on and it comes down to improving the experience. And we’re going to give our pharmacists the tools to do it. And I mentioned in my comments we’re increasing the amount of technicians support even in the Brooks Eckerds stores because we support our pharmacists with a higher level of technician support than they do, so we can even improve that there for them.

Mark Husson - HSBC - Analyst

Great. Thank you very much.

Mary Sammons - Rite Aid Corp. - CEO, President

Thank you.

Kevin Twomey - Rite Aid Corp. - CFO, EVP

Thanks, everybody. Have a good day.

Operator

Thank you. This concludes today’s Rite Aid’s fourth quarter conference call. You may now disconnect.

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